Exhibit 16.1

L J SULLIVAN CERTIFIED PUBLIC ACCOUNTANT, LLC

701 BRICKELLAVENUE

SUITE 1550 MIAMI , FL 33131

July 22, 2015

Securities and Exchange Commission

100 F Street, N.E.

Washington. DC 20549-7561

Dear Sirs/Mesdames:

I have read Item 4.01 of GrowBlox Science's Amendment to Form 8-K dated January 22, 2015 and have the following comments:

I agree with the statements made in:

a.	Paragraph 1, Sentence 1
b.	Paragraph 2
c.	Paragraph 3
d.	Paragraph 4
e.	Paragraph 6, Sentence 1

I have no basis on which to agree or disagree with the statements made in:

a.	Paragraph 1, Sentences 2 and 3
b.	Paragraph 5
c.	Paragraph 6, Sentence 2

Yours truly,

Isl L J Sullivan Certified Public Accountant, LLC

LJ Sullivan Certified Public Accountant. LLC